Exhibit 99.1

CONTACT:

Tere Miller
Vice President, Corporate Communications
760-741-2111 ext. 177

REALTY INCOME ANNOUNCES RECORD
SECOND QUARTER AND MID-YEAR OPERATING RESULTS

ESCONDIDO, CALIFORNIA, July 28, 2004...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the second quarter and six months ended June 30, 2004.

COMPANY HIGHLIGHTS:

(For the quarter ended June 30, 2004)

•                  Revenue increased 25.7% to $44.5 million

•                  Funds from Operations (FFO) increased 23.0% to $29.4 million

•                  FFO per diluted common share increased 8.8% to $0.74

•                  Net income available to common stockholders per diluted common share increased to $0.54

•                  Portfolio occupancy remained strong at 98.4%

•                  Same store rents increased 1.7%

•                  Invested $19.2 million in 13 additional properties

•                  Redeemed all outstanding shares of 9-3/8% Class B preferred stock

•                  Announced the redemption of all outstanding shares of 9-1/2% Class C preferred stock

•                  Issued 4.0 million shares of 7-3/8% Monthly Income Class D preferred stock

•                  Increased the monthly dividend amount for the 27th consecutive quarter to an annual rate of $2.43 per common share

Financial Results

Revenue Increases

Realty Income’s revenue for the second quarter ended June 30, 2004 increased 25.7% to $44.5 million as compared to $35.4 million for the same quarter in 2003.

Revenue for the six months ended June 30, 2004 increased 24.2% to $86.8 million as compared to $69.9 million for the same period in 2003.

Funds from Operations

FFO for the quarter ended June 30, 2004 increased 23.0% to $29.4 million as compared to $23.9 million for the same quarter in 2003. On a diluted per common share basis, FFO increased 8.8% to $0.74 per share compared to $0.68 per share for the same quarter in 2003.

FFO for the six months ended June 30, 2004 increased 27.0% to $60.2 million as compared to $47.4 million for the same period one year ago. On a diluted per common share basis, FFO increased 14.8% to $1.55 per share as compared to $1.35 per share for the same period in 2003.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative non-GAAP measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. (See reconciliation of net income available to common stockholders to FFO on page seven.)

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended June 30, 2004 was $21.6 million as compared to $18.2 million for the same quarter in 2003. On a diluted per common share basis, net income was $0.54 per share for the three months ended June 30, 2004 as compared to $0.52 per share for the same quarter in 2003. During the second quarter, net income available to common stockholders included a non-cash charge of $2.4 million, or $0.06 per share, in the second quarter and first six months of 2004. This amount represents the Class B preferred stock original issuance costs that were paid in 1999.

Net income available to common stockholders for the six months ended June 30, 2004 was $44.0 million as compared to $33.8 million for the same period in 2003. On a diluted per common share basis, net income was $1.13 per share as compared to $0.96 per share for the same period in 2003.

The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter according to the timing of property sales. This variance can significantly impact net income.

During the second quarter of this year, income from continuing operations available to common stockholders decreased by $0.02 to $0.41 per share in 2004 as compared to $0.43 per share in 2003, on a diluted per common share basis.

During the first six months of this year, income from continuing operations available to common stockholders increased by $0.01 to $0.87 per share in 2004 as compared to $0.86 per share for the same period in 2003, on a diluted per common share basis.

Dividend Information

In June 2004, Realty Income announced the 27th consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 29th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The amount of the monthly dividend was increased to $0.2025 per share from $0.20125 per share for an annualized dividend amount of $2.43 per share. Through June 30, 2004, the Company has paid 407 consecutive monthly dividends. Realty Income continues its 35-year history of declaring and paying common stock dividends on a monthly basis.

Real Estate Portfolio Update

As of June 30, 2004, Realty Income’s portfolio of freestanding, single-tenant retail properties consisted of 1,513 properties located in 48 states, leased to 88 retail chains doing business in 29 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.9 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and generate dependable lease revenue supporting the payment of monthly dividends. As of June 30, 2004, portfolio occupancy was 98.4% with only 24 properties available for lease out of 1,513 properties in the portfolio.

Same store rents on the 1,086 properties under lease during the three months ended June 30, 2004 and 2003 increased 1.7% to $33.55 million from $32.99 million in 2003. Same store rents on the same 1,086 properties under lease during the six months ended June 30, 2004 and 2003 increased 2.1% to $67.18 million compared to $65.81 million in 2003.

Property Acquisitions

During the second quarter, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc. invested $19.2 million in 13 new properties and properties under development. Realty Income invested $16.4 million in 12 new properties and properties under development with an initial contractual lease yield of 9.8%. The 12 new properties acquired by Realty Income are located in six states and are 100% leased under net-lease agreements with an initial average lease length of 16.9 years. They are leased to four different retail chains in three industries: convenience store, motor vehicle dealership, and restaurant. In addition, Crest Net Lease invested $2.8 million in one new property and properties under development.

During the six months ended June 30, 2004, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc. invested $133.9 million in 141 new properties and properties under development. Realty Income invested $121.0 million in 127 new properties and properties under development with an initial average contractual lease yield of 9.5%. The 127 new properties acquired by Realty Income are located in 13 states and are 100% leased under net-lease agreements with an initial average lease length of 16.6 years. They are leased to six different retail chains in three industries: convenience store, motor vehicle dealership, and restaurant. In addition, Crest Net Lease invested $12.9 million in 14 new properties and properties under development.

Property Dispositions

Realty Income continues to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the second quarter of 2004, Realty Income sold nine properties for $5.8 million, which resulted in a gain on sales of $2.4 million. The properties sold consisted of: four restaurant properties, three child care locations, one convenience store property and one automotive service property. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

During the first six months of 2004, Realty Income sold 18 properties for $11.8 million, which resulted in a gain on sales of $3.8 million. The properties sold consisted of: ten child care locations, six restaurant properties, one automotive service property and one convenience store property.

Other Second Quarter 2004 Activities

Redemption of Class B and Class C Shares

Realty Income redeemed all outstanding shares of the Company’s 9-3/8% Class B preferred stock at par ($25 per share) on June 6, 2004. In June 2004, the Company also announced the planned redemption of all outstanding shares of the 9-1/2% Class C preferred stock. The shares are to be redeemed at par ($25 per share) on July 30, 2004.

Issuance of $100 Million 7-3/8% Monthly Income Class D Preferred Shares

In May 2004, Realty Income issued 4.0 million shares of 7-3/8% Monthly Income Class D preferred shares priced at $25 per share. Dividends on the Class D preferred shares are paid monthly at a rate of 7-3/8% annually, which is equivalent to approximately $1.84375 per share on an annualized basis. The proceeds from the offering were, and are being, used to redeem all outstanding shares of the Class B and C preferred stock, repay borrowings on the Company’s $250 million unsecured acquisition credit facility and for other general corporate purposes.

Crest Net Lease

Crest Net Lease Inc. is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the second quarter ended June 30, 2004, Crest sold 16 properties for $26.6 million and reported a gain on sales of $3.9 million. During the same quarter, Crest also invested $2.8 million in one new property and properties under development.

For the six months ended June 30, 2004, Crest sold 35 properties for $57.6 million and reported a gain on sales of $8.0 million. During this same period, Crest invested $12.9 million in 14 new properties and properties under development. As of June 30, 2004, Crest carried an inventory of $16.6 million, which consists of 16 properties held for sale.

Management’s goal is for Crest to carry an average inventory of between $20 to $25 million in properties. Crest generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire the properties. Management believes that at this level of inventory, earnings will exceed the ongoing operating expenses of Crest.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of Crest’s property sales, if any, in a given quarter. During the second quarter and first half of 2004 Crest generated $2.9 million and $6.2 million, or $0.07 and $0.16, respectively, per diluted common share in FFO for Realty Income as compared to $157,000 and $242,000, or $0.004 and $0.01 during the same periods in 2003.

CEO Comments on Mid-Year Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, stated, “During the first half of the year we have enjoyed strong performance in all aspects of the Company’s business. To summarize, revenue during the quarter was higher as a result of the large volume of acquisitions completed during the 4th quarter of 2003 and during the first quarter of 2004. FFO per share for the second quarter of 2004 was $0.06 higher than the same period in 2003 attributable to a higher level of activity in Crest Net. “FFO per share before Crest Net contribution” declined $0.01, during the second quarter, from $0.68 per share to $0.67 per share. Included in the second quarter “FFO per share before Crest Net contribution” was a $0.06 per share non-cash charge to expense the excess redemption value over carrying value of the Preferred B shares that were redeemed during the second quarter. The excess redemption value refers to the non-cash reclassification of the original

Preferred B stock issuance costs. These issuance costs were actually paid in 1999 when the Class B Preferred shares were originally issued, but upon the redemption of this security, during the second quarter of this year, these issuance costs were reclassified as preferred stock dividends and expensed. This treatment is consistent with SEC guidelines for the expensing of the original issuance costs of preferred securities when the securities are redeemed. Absent this non-cash charge, “FFO per share before Crest Net contribution” would have been $0.73 per share during the second quarter of 2004 versus $0.68 per share during the second quarter of 2003, or an increase in “FFO per share before Crest Net contribution” of 7.4% from our core portfolio.

“Our portfolio of freestanding retail properties continues to perform well with occupancy remaining high at 98.4% and just 24 properties available for lease out of over 1,500 properties in the portfolio. In addition, same store rents rose 1.7% in the second quarter and 2.1% year-to-date. We also have been focused on executing net leases with longer lease terms and, as a result, our weighted average remaining lease length in the portfolio has increased to approximately 11.9 years. Our acquisition pipeline is strong with ample acquisition opportunities that meet our investment criteria in various stages of review and due diligence. During the second quarter Realty Income and Crest Net combined completed 13 new property acquisitions, investing $19.2 million, which brings us to a total of $133.9 million invested in new property acquisitions year-to-date. This is in line with our expectations for acquisitions during the first half of the year.

“We have also increased the dividend two times and have paid, as of the end of the quarter, 407 consecutive monthly dividends to our shareholders. As always, our focus is on maintaining a conservative balance sheet, and realizing stable real estate performance with a high occupancy rate so that we can continue to provide our shareholders with dependable monthly income that increases over time. Based on the performance thus far, we are optimistic about our prospects for positive performance in all Company operations for the remainder of the year.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, and the operations of Crest Net Lease.

2004 Estimates

The Company recently issued new Class D preferred stock and is using the proceeds to redeem all outstanding shares of the Company’s Class B and C preferred stock. In accordance with previous guidance regarding these events, management estimates that FFO per common share for 2004 should range from $3.02 to 3.06 per share, which would equate to an increase of approximately 3% to 5% over 2003 FFO per common share of $2.92. These estimates include both the preferred dividend cash savings and one-time, non-cash, redemption charges, for a net effect of $0.07 on FFO per share as compared to the Company’s previous guidance. FFO for 2004 is based on an estimated diluted net income per share range of $2.13 to $2.17, adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT) definition of FFO) for estimated real estate depreciation of $1.04 and potential gain on sales of investment properties of $0.15 per share.

Management further estimates that Crest Net Lease, Inc. could contribute between $0.17 to $0.19 per share to Realty Income’s FFO during 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO in certain quarters to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent changes in annual FFO guidance, at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of June 30, 2004, the Company had paid 407 consecutive monthly dividends throughout its 35-year operating history. The monthly income is supported by the cash flows from over 1,513 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three and six months ended June 30, 2004 and 2003

(dollars in thousands, except per share amounts)

	Three Months Ended 6/30/04	Three Months Ended 6/30/03	Six Months Ended 6/30/04	Six Months Ended 6/30/03
REVENUE
Rental	$44,242	$35,395	$86,001	$69,806
Other	298	15	760	97
	44,540	35,410	86,761	69,903
EXPENSES
Interest	8,505	6,546	16,987	12,433
Depreciation and amortization	10,205	8,087	19,948	15,918
General and administrative	3,260	2,636	6,421	5,211
Property	801	566	1,545	1,173
Income taxes	191	136	344	271

	22,962	17,971	45,245	35,006

Income from continuing operations	21,578	17,439	41,516	34,897
Income from discontinued operations:
Real estate acquired for resale	2,879	157	6,160	242
Real estate held for investment	2,454	2,994	4,085	3,484
	5,333	3,151	10,245	3,726

Net income	26,911	20,590	51,761	38,623
Preferred stock:
Cash dividends paid or declared	(2,982)	(2,428)	(5,410)	(4,856)
Excess of redemption value over carrying value of preferred shares redeemed	(2,360)	—	(2,360)	—

Net income available to common stockholders	$21,569	$18,162	$43,991	$33,767

Funds from operations available to common stockholders (FFO)	$29,423	$23,903	$60,181	$47,407

Per share information for common stockholders:
FFO, basic and diluted from:
FFO before Crest Net contribution	$0.67	$0.68	$1.39	$1.35
Crest Net Lease	0.07	0.00	0.16	0.01
Total FFO	0.74	0.68	1.55	1.35
Income from continuing operations, basic and diluted	$0.41	$0.43	$0.87	$0.86
Net income, basic	$0.54	$0.52	$1.13	$0.97
Net income, diluted	$0.54	$0.52	$1.13	$0.96
Cash dividends paid	$0.604	$0.589	$1.204	$1.174

FUNDS FROM OPERATIONS

For the three and six months ended June 30, 2004 and 2003

(dollars in thousands, except per share amounts)

	Three Months Ended 6/30/04	Three Months Ended 6/30/03	Six Months Ended 6/30/04	Six Months Ended 6/30/03

Net income available to common stockholders	$21,569	$18,162	$43,991	$33,767
Depreciation and amortization:
Continuing operations	10,205	8,087	19,948	15,918
Discontinued operations	29	232	101	495
Depreciation of furniture, fixtures & equipment	(29)	(28)	(58)	(57)
Gain on sales of investment properties, discontinued operations	(2,351)	(2,550)	(3,801)	(2,716)

Funds from operations available to common stockholders	$29,423	$23,903	$60,181	$47,407

Dividends paid to common stockholders	$23,922	$20,612	$46,725	$41,062

FFO in excess of dividends	$5,501	$3,291	$13,456	$6,345

FFO per common share, basic and diluted	$0.74	$0.68	$1.55	$1.35
Weighted average number of common shares used for computation per share:
Basic	39,622,828	35,009,554	38,868,500	34,987,332
Diluted	39,661,590	35,059,608	38,911,093	35,032,944

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

For the three and six months ended June 30, 2004 and 2003

 (dollars in thousands, except per share amounts)

Crest Net acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest Net as held for sale at the date of acquisition and do not depreciate them. The operations of Crest Net’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

Gain on sales of real estate acquired for resale	$3,883	$296	$7,992	$572
Rental revenue	614	84	1,614	170
Other revenue	—	50	—	59
Interest expense	(164)	(72)	(393)	(149)
General and administrative expense	(122)	(71)	(247)	(243)
Property expenses	(7)	(10)	(15)	(16)
Income taxes	(1,325)	(120)	(2,791)	(151)
Funds from operations contributed by Crest	$2,879	$157	$6,160	$242

FFO per common share, basic and diluted	$0.07	$0.004	$0.16	$0.01

Total FFO	$29,423	$23,903	$60,181	$47,407
Less FFO contributed by Crest	(2,879)	(157)	(6,160)	(242)
FFO before Crest contribution	$26,544	$23,746	$54,021	$47,165
FFO before Crest contribution per common share, basic and diluted	$0.67	$0.68	$1.39	$1.35

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on sales of investment property and extraordinary items.

HISTORICAL FFO COMPONENTS

	2004	2003	2002	2001	2000

For the three months ended June 30,

Net income available to common stockholders	$21,569	$18,162	$16,017	$11,048	$10,435
Depreciation and amortization	10,205	8,291	7,605	7,130	6,809
Gain on sales of investment properties	(2,351)	(2,550)	(1,305)	(164)	(938)

FFO	$29,423	$23,903	$22,317	$18,014	$16,306

Total FFO per diluted share	$0.74	$0.68	$0.67	$0.63	$0.61

FFO components, per diluted share:
FFO before Crest’s contribution	$0.67	$0.68	$0.64	$0.63	$0.61
Crest FFO contribution	0.07	0.00	0.03	0.01	0.00

Total FFO	$0.74	$0.68	$0.67	$0.63	$0.61

Cash dividends paid per share	$0.604	$0.589	$0.574	$0.559	$0.544
Diluted shares outstanding	39,661,590	35,059,608	33,368,359	28,468,992	26,717,992

For the six months ended June 30,

Net income available to common stockholders	$43,991	$33,767	$31,883	$27,093	$20,919
Depreciation and amortization	19,991	16,356	15,076	14,312	13,524
Gain on sales of investment properties	(3,801)	(2,716)	(2,419)	(6,115)	(1,600)

FFO	$60,181	$47,407	$44,540	$35,290	$32,843

Total FFO per diluted share	$1.55	$1.35	$1.34	$1.28	$1.23

FFO components, per diluted share:
FFO before Crest’s contribution	$1.39	$1.35	$1.30	$1.23	$1.23
Crest FFO contribution	0.16	0.01	0.04	0.05	0.00

Total FFO	$1.55	$1.35	$1.34	$1.28	$1.23

Cash dividends paid per share	$1.204	$1.174	$1.144	$1.114	$1.084
Diluted shares outstanding	38,911,093	35,032,944	33,230,817	27,565,500	26,768,843

CONSOLIDATED BALANCE SHEETS

As of June 30, 2004 and December 31, 2003

(dollars in thousands, except per share amounts)

	2004	2003
ASSETS
Real estate, at cost:
Land	$601,286	$557,288
Buildings and improvements	1,038,764	975,894
	1,640,050	1,533,182
Less accumulated depreciation and amortization	(286,895)	(272,647)

Net real estate held for investment	1,353,155	1,260,535
Real estate held for sale, net	24,648	60,110
Net real estate	1,377,803	1,320,645
Cash and cash equivalents	15,040	4,837
Accounts receivable	2,924	3,950
Goodwill, net	17,206	17,206
Other assets	12,013	13,619

Total assets	$1,424,986	$1,360,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$9,009	$7,582
Accounts payable and accrued expenses	7,471	11,479
Other liabilities	4,799	7,030
Line of credit payable	—	26,400
Notes payable	480,000	480,000

Total liabilities	501,279	532,491

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 5,380,700 and 4,125,700 shares issued and outstanding in 2004 and 2003, respectively	129,435	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 39,632,344 and 37,909,086 shares issued and outstanding in 2004 and 2003, respectively	1,038,081	969,030
Distributions in excess of net income	(243,809)	(240,632)

Total stockholders’ equity	923,707	827,766

Total liabilities and stockholders’ equity	$1,424,986	$1,360,257

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
	For the Quarter Ended June 30,	For the Years Ended December 31,
	2004	2003	2002	2001	2000	1999	1998		1997
Industries (29)

Apparel Stores	1.7%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%		0.7%
Automotive Collision Services	0.9	0.3	—	—	—	—	—		—
Automotive Parts	3.6	4.5	4.9	5.7	6.0	6.3	6.1		7.3
Automotive Services	7.3	8.3	7.0	5.7	5.8	6.6	7.5		6.4
Automotive Tire Services	7.7	3.1	2.7	2.6	2.3	2.3	1.7		1.8
Book Stores	0.4	0.4	0.4	0.4	0.5	0.5	0.6		0.5
Business Services	0.1	0.1	0.1	0.1	0.1	0.1		*	—
Child Care	14.3	17.8	20.8	23.9	24.7	25.3	29.2		35.9
Consumer Electronics	2.5	3.0	3.3	4.0	4.9	4.4	5.4		6.5
Convenience Stores	20.5	13.3	9.1	8.4	8.4	7.2	6.1		5.5
Craft & Novelty	0.5	0.6	0.4	0.4	0.4	0.4		*	—
Drug Stores	0.1	0.2	0.2	0.2	0.2	0.2	0.1		—
Entertainment	2.3	2.6	2.3	1.8	2.0	1.2	—		—
Equipment Rental Services	0.3	0.2	—	—	—	—	—		—
General Merchandise	0.4	0.5	0.5	0.6	0.6	0.6		*	—
Grocery Stores	0.8	0.4	0.5	0.6	0.6	0.5		*	—
Health & Fitness	3.9	3.8	3.8	3.6	2.4	0.6	0.1		—
Home Furnishings	4.0	4.9	5.4	6.0	5.8	6.5	7.8		5.6
Home Improvement	1.0	1.1	1.2	1.3	2.0	3.6		*	—
Motor Vehicle Dealerships	0.1	—	—	—	—	—	—		—
Office Supplies	1.6	1.9	2.1	2.2	2.3	2.6	3.0		1.7
Pet Supplies & Services	1.4	1.7	1.7	1.6	1.5	1.1	0.6		0.2
Private Education	1.1	1.2	1.3	1.5	1.4	1.2	0.9		—
Restaurants	9.5	11.8	13.5	12.2	12.3	13.3	16.2		19.8
Shoe Stores	0.7	0.9	0.8	0.7	0.8	1.1	0.8		0.2
Sporting Goods	3.3	3.8	4.1	0.9	—	—	—		—
Theaters	3.4	4.1	3.9	4.3	2.7	0.6	—		—
Travel Plazas	0.4	0.3	—	—	—	—	—		—
Video Rental	2.8	3.3	3.3	3.7	3.9	4.3	3.8		0.6
Other	3.4	3.8	4.4	5.2	6.0	5.7	6.0		7.3

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		100.0%

* Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary, Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,485 net leased, single-tenant retail properties as of June 30, 2004 (dollars in thousands):

Year	Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended June 30, 2004(2)	Percentage of Rental Revenue
2004	81	$1,717	4.0%
2005	74	1,360	3.2
2006	90	2,046	4.8
2007	116	2,062	4.8
2008	97	2,043	4.8
2009	69	1,567	3.7
2010	38	875	2.1
2011	40	1,407	3.3
2012	44	1,357	3.2
2013	74	3,298	7.7
2014	45	1,842	4.3
2015	38	1,027	2.4
2016	14	384	0.9
2017	19	1,480	3.5
2018	21	659	1.5
2019	82	3,060	7.2
2020	52	1,876	4.4
2021	130	4,334	10.2
2022	96	2,464	5.8
2023	233	6,357	15.0
2024	19	346	0.8
2026	3	104	0.2
2028	2	54	0.1
2033	3	358	0.8
2034	2	208	0.5
2037	3	338	0.8
Totals	1,485	$42,623	100.0%

(1)  Excludes properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)  Includes rental revenue of $117 from properties reclassified to discontinued operations and excludes revenue of $1,736 from four multi-tenant properties and from 24 vacant and unleased properties at June 30, 2004.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of June 30, 2004 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended June 30, 2004(2)	Percentage of Rental Revenue
Alabama	17	100%	145,600	$386	0.9%
Alaska	2	100	128,500	251	0.6
Arizona	71	99	338,600	1,842	4.1
Arkansas	8	88	48,800	245	0.6
California	61	100	1,057,100	3,919	8.8
Colorado	42	100	300,200	1,095	2.4
Connecticut	16	100	245,600	926	2.1
Delaware	16	100	29,100	338	0.8
Florida	127	99	1,309,000	4,868	11.0
Georgia	99	99	606,300	2,439	5.5
Idaho	11	100	52,000	190	0.4
Illinois	44	98	358,000	1,255	2.8
Indiana	27	96	150,100	533	1.2
Iowa	9	100	57,600	161	0.4
Kansas	22	86	201,300	554	1.2
Kentucky	13	100	43,600	290	0.7
Louisiana	14	100	65,200	289	0.6
Maryland	24	100	207,600	1,120	2.5
Massachusetts	37	100	203,100	1,002	2.3
Michigan	13	100	81,600	298	0.7
Minnesota	20	100	235,400	532	1.2
Mississippi	22	95	174,500	436	1.0
Missouri	33	100	228,100	674	1.5
Montana	2	100	30,000	74	0.2
Nebraska	10	100	91,200	308	0.7
Nevada	10	100	102,300	415	0.9
New Hampshire	9	100	55,200	277	0.6
New Jersey	25	100	132,100	1,058	2.4
New Mexico	6	100	48,800	98	0.2
New York	26	100	270,600	1,443	3.3
North Carolina	50	100	267,900	1,313	3.0
North Dakota	1	100	22,000	16		*
Ohio	75	100	504,100	1,864	4.2
Oklahoma	17	100	94,300	357	0.8
Oregon	17	100	253,300	531	1.2
Pennsylvania	68	100	380,500	1,877	4.2
Rhode Island	1	100	3,500	29	0.1
South Carolina	56	96	163,500	1,176	2.7
South Dakota	1	100	6,500	24	0.1
Tennessee	98	100	462,400	2,183	4.9
Texas	172	95	1,631,300	4,342	9.8
Utah	6	100	35,100	99	0.2
Vermont	1	100	2,500	22		*
Virginia	55	100	412,600	2,073	4.7
Washington	38	97	250,900	685	1.5
West Virginia	2	100	16,800	40	0.1
Wisconsin	16	88	162,300	351	0.8
Wyoming	3	100	14,900	61	0.1
Totals/Average	1,513	98%	11,681,500	$44,359	100.0%

* Less than 0.1%

(1)          Excludes properties owned by our subsidiary, Crest Net.

(2)          Includes rental revenue for all properties owned by Realty Income at June 30, 2004 (including revenue from properties reclassified to discontinued operations of $117).